Exhibit 10.45
Time-Based Ratable 3-Year Vest
RESTRICTED STOCK UNIT AWARD AGREEMENT
This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), is made as of the [ ______ ] (the “Grant Date”) between Caesars Entertainment, Inc., a Delaware corporation (the “Company”), and [ ______ ] (the “Participant”), and is made pursuant to the terms of the Company’s Amended & Restated 2015 Equity Incentive Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.
Section 1.Restricted Stock Units
. The Company hereby issues to the Participant, as of the Grant Date, [ ______ ] restricted stock units (the “RSUs”), subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”). Each RSU represents the right to receive the Fair Market Value of one Share, subject to the terms and conditions set forth in this Agreement and the Plan.
Section 2.Vesting Requirements.
(a)Generally. Except as otherwise provided herein, the RSUs shall vest and become non-forfeitable in equal installments on the first three anniversaries of [ ______ ] (each, a “Vesting Date”), subject to the Participant’s continuous service or employment with the Company and its Affiliates (“Service”) from the Grant Date through the applicable Vesting Date.
(b)Change in Control. If the Participant receives a Replacement Award in respect of the RSUs (the “Replacement Units”) upon a Change in Control that occurs prior to the final Vesting Date, then the unvested RSUs will not vest upon such Change in Control and such Replacement Units shall continue to vest in accordance with the vesting schedule set forth in Section 2(a) above and continue to be subject to the terms of the Plan and this Agreement. If, however, upon a Change in Control the Participant does not receive a Replacement Award in respect of the RSUs, then any RSUs that are unvested and held by the Participant as of immediately prior to the Change in Control shall vest as of immediately prior to the Change in Control (the “CIC Vested Awards”), and will be treated in accordance with Section 12(b) of the Plan, subject to the Participant’s continuous Service through the Change in Control.
(c)Termination of Service due to Death or Disability. Notwithstanding Section 2(a) or Section 2(b) hereof, in the event of the Participant’s termination of Service due to the Participant’s death or Disability, then 100% of any then unvested RSUs held by the Participant as of immediately prior to the date of termination (the “Termination Date”) shall immediately vest as of the Termination Date.
(d)Termination of Service without Cause or for Good Reason. Notwithstanding Sections 2(a)-(c) or (e) hereof, in the event of the Participant’s termination of Service by the Company and its Affiliates without Cause or by the Participant for Good Reason, other than during the 18-month period immediately following a Change in Control, then the Participant shall vest in a pro-rata portion of the Restricted Stock Units, determined by multiplying the number of Restricted Stock Units that would have otherwise vested on the next regularly-scheduled Vesting Date by a fraction, the numerator of which is the number of full months that the Participant provided continuous Service from the most recent Vesting Date through the Termination Date (or, if no Vesting Date has yet occurred, from ###FIRST_VEST_DATE### through the Termination Date), and the denominator of which is twelve (12). Any Restricted Stock Units that do not become vested as a result of the
02012.00000

immediately preceding sentence shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.
(e)Termination of Service without Cause, for Good Reason, or due to Death or Disability during the 18-Month Period Following a Change in Control. Notwithstanding Sections 2(a)-(d) hereof, in the event of the Participant’s termination of Service by the Company and its Affiliates without Cause, by the Participant for Good Reason, or due to the Participant’s death or Disability, in each case, within the 18-month period immediately following a Change in Control, then 100% of any then unvested Replacement Units held by the Participant as of immediately prior to the Termination Date shall immediately vest as of the Termination Date.
(f)For purposes of Sections 2(d) and (e), “Good Reason” shall have the meaning set forth in the Plan, except that the phrase “50 miles” as used in subsection (ii) of such definition shall be replaced by the phrase “100 miles”.
(g)Other Terminations of Service. Upon the occurrence of a termination of the Participant’s Service for any reason other than as provided for by Section 2(c)- (e) hereof, all outstanding and unvested RSUs shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto. Notwithstanding anything to the contrary herein, upon a termination of the Participant’s Service for Cause, all RSUs, whether vested or unvested, shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.
Section 3.Settlement. As soon as reasonably practicable following the applicable Vesting Date, Termination Date, or the occurrence of a Change in Control where no Replacement Award has been provided, as applicable (and in any event within 10 days following the applicable Vesting Date, Termination Date, or the occurrence of such Change in Control, as applicable), any RSUs that become vested and non-forfeitable shall be paid, unless otherwise determined by the Committee, by the Company delivering to the Participant a number of Shares equal to the number of RSUs that vested and became non-forfeitable pursuant to Section 2 hereof. Notwithstanding the foregoing, if the Participant is subject to a trading blackout on the Vesting Date, Termination Date, or the occurrence of such Change in Control, as applicable, then the applicable RSUs may instead be settled and paid as soon as reasonably practicable (and in any event within 10 days) following the date on which the trading blackout is no longer applicable (but in no event later than March 15th of the calendar year following the calendar year in which the Vesting Date, Termination Date, or the occurrence of such Change in Control, as applicable, occurs).
Section 4.Restrictions on Transfer. No RSUs (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance. Notwithstanding the foregoing, at the discretion of the Committee, RSUs may be transferred by the Participant solely to the Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including, but not limited to, trusts for such persons.
Section 5.Investment Representation. The Participant is acquiring the RSUs for investment purposes only and not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”).

No Shares shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire such shares pursuant to an exemption from registration under the applicable securities laws. The Participant understands and agrees that none of the RSUs may be offered, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except in compliance with this Agreement and the Securities Act pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws. Notwithstanding anything herein to the contrary, the Company shall have no obligation to deliver any Shares hereunder or make any other distribution of benefits hereunder unless such delivery or distribution would comply with all applicable laws (including, without limitation, the Securities Act), and the applicable requirements of any securities exchange or similar entity.
Section 6.Adjustments. The Award granted hereunder shall be subject to adjustment as provided in Section 4(b) of the Plan.
Section 7.No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service with the Company or any Affiliate.
Section 8.Tax Withholding. The Award shall be subject to tax and/or other withholding in accordance with Section 15(e) of the Plan.
Section 9.No Rights as a Stockholder; Dividends. The Participant shall not have any privileges of a stockholder of the Company with respect to any RSUs, including without limitation any right to vote any Shares underlying such RSUs or to receive dividends or other distributions in respect thereof, unless and until Shares underlying the RSUs are delivered to the Participant in accordance with Section 3 hereof. Notwithstanding the foregoing, any dividends payable with respect to the RSUs underlying the Award during the period from the Grant Date through the date the applicable RSUs are settled in accordance with Section 3 hereof will accumulate in cash and be payable to the Participant on a deferred basis, but only to the extent that the Award vests in accordance with Section 2 hereof. In no event shall the Participant be entitled to any payments relating to dividends paid after the earlier to occur of the settlement or forfeiture of the applicable RSUs underlying the Award and, for the avoidance of doubt, all accumulated dividends shall be forfeited immediately upon the forfeiture or cancellation of the Award or applicable portion thereof.
Section 10.Clawback. The Award shall be subject to the Company’s Policy for Recovery of Erroneously Awarded Compensation, effective as of December 1, 2023, as such policy may be amended from time to time. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause. The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or “constructive termination.”
Section 11.Amendment and Termination. Subject to the terms of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto. Notwithstanding the immediately-preceding sentence, subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided that, subject to the terms of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.
Section 12.Construction. The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.
Section 13.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the choice of law principles thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Nevada.
Section 14.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
Section 15.Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
Section 16.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
Section 17.Compliance with Restrictive Covenants. In consideration for the receipt of the RSUs, the Participant agrees to be bound by the Agreement Regarding Restrictive Covenants and Confidentiality attached to this Agreement.
Section 18.Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and shall be construed and administered in accordance with Section 409A of the Code. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 16 of the Plan.
Section 19.Fractional Shares. No fractional shares shall be delivered under this Agreement and any fractional shares shall be rounded down to the nearest whole share.
Section 20.
Section 21.Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

Section
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

CAESARS ENTERTAINMENT, INC.
By:
Name:
Title:

PARTICIPANT

Participant’s Signature

Date

Name
[Signature Page to Restricted Stock Unit Award Agreement]